Exhibit 99.1


Kroll Inc. Announces Increase in Size of Convertible Subordinated Notes
Offering

NEW YORK--(BUSINESS WIRE)--Dec. 19, 2003--Kroll Inc. (NASDAQ: KROL), the global risk consulting company, announced today that the initial purchasers of its convertible subordinated notes due in 2014 have exercised an option to purchase an additional $25 million of notes. As a result, Kroll will issue $175 million principal amount of convertible subordinated notes due 2014 in an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The offering is expected to close on January 2, 2004, subject to the satisfaction of customary closing conditions.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offer of securities will be made only by means of a private offering circular. The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated or projected. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the demand for, or in the mix of, Kroll's services; project delays or cancellations; cost overruns with regard to fixed price projects; competitive pricing and other competitive pressures; changes in United States and foreign governmental regulation and licensing requirements; currency exchange rate fluctuations; foreign currency restrictions; general economic conditions; political instability in foreign countries in which Kroll operates; Kroll's ability to implement its internal growth strategy and to integrate and manage successfully any business Kroll acquires or achieve planned synergies in connection with any acquisition; and other factors that are set forth in its annual report on Form 10-K for the year ended December 31, 2002.

CONTACT: Kroll Inc.
Philip J. Denning, 212-833-3469
Manager, Investor Relations

SOURCE: Kroll Inc.